UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 8, 2007
Centerplate, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31904	13-3870167

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 First Stamford Place, Stamford, CT	06902

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 975-5900

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 8, 2007, Centerplate, Inc., a Delaware corporation (the “Company”), entered into a Third Amendment to Credit Agreement (the “Amendment”), by and among Volume Services America, Inc., Volume Services, Inc. and Service America Corporation as Borrowers, the Company, the Lenders signatory thereto and General Electric Capital Corporation, as a Lender and as Administrative Agent (“GE Capital”). The Amendment provides additional flexibility for the payment of dividends by adjusting the “projected annual dividend shortfall amount” (as defined in the credit agreement) to reflect year-over-year fluctuations in the timing of the Company’s capital expenditures, as well as the impact of significant new capital opportunities that arise from time to time. The projected annual dividend shortfall amount is added to “distributable cash” (as defined in the credit agreement) in calculating amounts available for the payment of dividends. A copy of the Amendment is attached as Exhibit 10.1 hereto. GE Capital and an affiliate of The Blackstone Group, Inc. (“Blackstone”) are parties to the Amendment. Affiliates of GE Capital and Blackstone currently own in the aggregate approximately 6.5% and 11.5%, respectively, of the Company’s common stock.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description
10.1.	Form of Third Amendment to Credit Agreement made and entered into as of June 8, 2007, by and among Volume Services America, Inc., Volume Services, Inc., Service America Corporation, Centerplate, Inc., the Lenders signatory thereto, and General Electric Capital Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 12, 2007

Centerplate, Inc.

By:	/s/ Kevin F. McNamara

Name:	Kevin F. McNamara
Title:	Executive Vice President and CFO

EXHIBIT INDEX

Exhibit	Description
10.1.	Form of Third Amendment to Credit Agreement made and entered into as of June 8, 2007, by and among Volume Services America, Inc., Volume Services, Inc., Service America Corporation, Centerplate, Inc., the Lenders signatory thereto, and General Electric Capital Corporation.